UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNOCO, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1818 Market Street, Suite 1500	23-1743282
(State or Other Jurisdiction of Incorporation or Organization)	Philadelphia, PA 19103 (Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

SUNOCO, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN II

(Full Title of the Plan)

Thomas P. Mason

Senior Vice President, General Counsel and Secretary

Sunoco, Inc.

3738 Oak Lawn Avenue

Dallas, TX 75219

(Name and Address of agent for service)

(214) 981-0700

(Telephone Number, including Area Code, of agent for service)

Copy To:

William N. Finnegan IV

Sean T. Wheeler

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

DEREGISTRATION OF SECURITIES

On May 3, 2001, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-60110 (the “Registration Statement”), for the sale of 4,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and an indeterminate number of plan interests (together with the Common stock, the “Securities”) under the Sunoco, Inc. Long-Term Performance Enhancement Plan II.

On October 5, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 29, 2012, as amended by Amendment No. 1 dated as of June 15, 2012 (the “Merger Agreement”), by and among the Registrant, Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sam Acquisition Corporation (“Merger Sub”) and, for limited purposes set forth therein, Energy Transfer Equity, L.P., Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 5, 2012.

SUNOCO, INC.

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Kelcy L. Warren	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 5, 2012
Kelcy L. Warren

/s/ Martin Salinas, Jr.	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 5, 2012
Martin Salinas, Jr.